CERTIFICATE TO SET FORTH DESIGNATIONS, VOTING POWERS,

PREFERENCES, LIMITATIONS, RESTRICTIONS, AND RELATIVE

RIGHTS OF SERIES C CONVERTIBLE

PREFERRED STOCK

The SpendSmart Payments Company, a Colorado corporation having its principal office at 2680 Berkshire Pkwy, Suite 130 Des Moines, Iowa 50325 hereby certifies to the Department of Corporations of the State of Colorado that:

1.                  Name of Corporation: The SpendSmart Payments Company (the “Corporation”), a Colorado corporation.

2.                  Designation: Series C Convertible Preferred Stock, $0.001 par value.

(a)                Stated Value.  The stated value of the Series C Preferred Stock shall be $3.00 per share (the “Stated Value”), subject to adjustment for stock splits, dividends, combinations and related transactions with respect to the Series C Preferred Stock and Common Stock (as hereinafter defined).

(b)               Number and Designation.  3,333,334 shares of the Preferred Stock of the Corporation shall be designated as Series C Convertible Preferred Stock (the “Series C Preferred Stock”), which shall not be subject to increase without the written consent of a majority of the holders of the Series C Preferred Stock (each, a “Holder” and collectively, the “Holders”), unless otherwise specified herein

(c)                Rank.  The Series C Preferred Stock shall rank, with respect to rights on liquidation, dissolution and winding up, (i) senior to (A) the Corporation’s common stock, $.001 par value per share (“Common Stock”), and (B) each other class of capital stock of the Corporation or series of Preferred Stock of the Corporation established hereafter by the Board of Directors of the Corporation, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series C Preferred Stock as to rights on liquidation, dissolution and winding up of the Corporation (the securities in this clause (i) collectively referred to as “Junior Securities”); (ii) on a parity with each other class of capital stock of the Corporation or series of Preferred Stock of the Corporation established hereafter by the Board of Directors of the Corporation, the terms of which expressly provide that such class or series will rank on a parity with the Series C Preferred Stock as to rights on liquidation, dissolution and winding up of the Corporation (the securities in this clause (ii) collectively referred to as “Parity Securities”); and (iii) junior to each other class of capital stock of the Corporation or series of Preferred Stock of the Corporation established hereafter by the Board of Directors of the Corporation, the terms of which expressly provide that such class or series will rank senior to the Series C Preferred Stock as to rights on liquidation, dissolution and winding up of the Corporation (the securities in this clause (iii) collectively referred to as “Senior Securities”).  The definitions of Junior Securities, Parity Securities and Senior Securities also shall include any rights or options exercisable for or convertible into any of the Junior Securities, Parity Securities and Senior Securities, as the case may be.

3.      Dividends.  No dividends shall be paid to the Holders of Series C Preferred Stock.

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4.      Liquidation Preference.

(a) In the event of any merger, sale (of substantially all of the Corporation’s stock or assets) or liquidation of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities and after and subject to the payment in full of all amounts required to be distributed to the holders of the Senior Securities in the event of any liquidation, dissolution or winding up of the Corporation, the holders of Series C Preferred Stock shall be entitled to receive in preference to the holders of Junior Securities and pari passu with the holders of Parity Securities an amount per share (the “Liquidation Preference”) equal to the sum of 100% of the Stated Value with respect to each share of Series C Preferred Stock. If, upon the occurrence of any Liquidation Event, the assets of the Corporation, or proceeds thereof, distributable after payment in full of the Senior Securities shall be insufficient to pay in full the preferential amount aforesaid to the holders of the shares of Series C Preferred Stock and liquidating payments on any Parity Securities, then the assets of the Corporation, or the proceeds thereof, shall be distributed among the holders of shares of Series C Preferred Stock and any such Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series C Preferred Stock and any such Parity Securities if all amounts payable thereon were paid in full.

(b) Unless waived by the holders of a majority of the Series C Preferred Stock then outstanding, the occurrence of any of the following events shall be deemed to be a Liquidation Event:

(i) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which either (A) a majority of the outstanding shares of capital stock are exchanged for other securities or consideration or (B) the Corporation shall not be the continuing or surviving entity of such consolidation, merger or reorganization;

(ii) any transaction or related transactions occurring after the Original Issue Date (as defined below) as a result of which securities representing in excess of 51% of the Corporation’s voting power are transferred and/or issued; or

(iii) any sale or transfer (including, without limitation, by merger, consolidation or reorganization) in any transaction or series of related transactions of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole.

(c) Subject to the rights of the holders of any Senior Securities or Parity Securities, after payment shall have been made in full to the holders of the Series C Preferred Stock, as provided in Section 4(a), any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed to holders of capital stock of the Corporation, and the holders of the Series C Preferred Stock shall not be entitled to share therein.

5.      Conversion Rights. Holders of shares of Series C Preferred Stock shall have the following conversion rights and obligations:

(a) Voluntary Right to Convert.  At the Holder’s sole option, each share of Series C Preferred Stock may be convertible, at any time and from time to time, from and after the Original Issue Date (as defined below) into that number of shares of Common Stock (the “Voluntary Conversion Shares”) determined by dividing the Stated Value by the Conversion Price (as defined below).

(b) Mandatory Conversion.  At the Corporation’s sole option, each outstanding share of Series C Preferred Stock may be converted into shares of Common Stock at the applicable Conversion Price immediately prior to the close of business on the date that the volume weighted average price of the Common Stock, based on the closing price on the or any other market or exchange where the same is traded, shall exceed $4.00 per share for any 30 consecutive trading days anytime from the Original Issue Date with an average daily trading volume of 100,000 shares (collectively the “Mandatory Conversion Triggers”) (such numbers shall be proportionally adjusted for dividends, stock splits, Common Stock combinations and recapitalizations involving the Common Stock).

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(c) Conversion Price.  The “Conversion Price” of the Series C Preferred Stock shall be $0.75, subject to adjustment as described herein. The number of shares of Common Stock issuable upon conversion of each share of Series C Preferred Stock (the “Mandatory Conversion Shares”) pursuant to Sections 5(a) and 5(b) shall equal (i) the aggregate Series C Stated Value for the shares of Series C Preferred Stock being converted, divided by (ii) the Conversion Price.

(d) Mechanics of Conversion.

(i) Voluntary Conversion Mechanics. The Holder will give notice of its decision to exercise its right to convert the Series C Preferred Stock pursuant to Section 5(a) by delivering an executed and completed Notice of Conversion (a form of which is annexed as Annex A to this Certificate of Designation) to the Corporation as provided in Section 7(a). The conversion election shall be deemed to be effective upon receipt by the Corporation.  If the Notice of Conversion is received by the Corporation after 3:00 p.m. Eastern Time on any day, it shall be deemed to be received the next following business day (in either case, the “Conversion Date”). The Holder will not be required to surrender the Series C Preferred Stock certificate until in each case the Series C Preferred Stock has been fully converted. The Corporation shall issue the shares of Common Stock promptly following surrender by the Holder of the certificate(s) representing the shares of Series C Preferred Stock to the Corporation. The Corporation will itself or cause the Corporation’s transfer agent to transmit the Corporation’s Common Stock certificates representing the Common Stock issuable upon conversion of the Series C Preferred Stock to the Holder via express courier for receipt by such Holder within five (5) trading days after receipt by the Corporation of the Notice of Conversion (the “Delivery Date”). In the event the Common Stock is electronically transferable, then delivery of the Common Stock must be made by electronic transfer provided request for such electronic transfer has been made by the Holder.  A Series C Preferred Stock certificate representing the balance of the Series C Preferred Stock not so converted will be provided by the Corporation to the Holder if requested by Holder, provided the Holder has delivered the original Series C Preferred Stock certificate to the Corporation.  To the extent that a Holder elects not to surrender Series C Preferred Stock for reissuance upon partial payment or conversion, the Holder hereby indemnifies the Corporation against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount of the Series C Stated Value then owned by the Holder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.  Shares of Series C Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

(ii) Mandatory Conversion Mechanics. The Corporation shall effect such conversion by providing the Holders with written notice as provided in Section 7(a) and (i) stating that the Mandatory Conversion Triggers have been satisfied, (ii) specifying the then applicable Conversion Price of the Series C Preferred Stock, the number of shares of Series C Preferred Stock owned prior to the conversion, and the number of shares of Common Stock to be received as a result of such conversion, and (iii) the date on which such conversion shall be consummated (the “Mandatory Conversion Date”). The calculations and entries set forth in the Corporation’s notice shall control in the absence of manifest or mathematical error. From and after the date of issuance of such notice by the Corporation, the shares of Series C Preferred Stock shall be null and void and only represent the right to receive the shares of Common Stock due upon conversion thereof. The Corporation shall issue the shares of Common Stock promptly following surrender by the Holder of the certificate(s) representing the shares of Series C Preferred Stock to the Corporation.

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(iii) Delivery of Conversion Shares. The Corporation’s obligation to issue and deliver the Voluntary Conversion Shares and the Mandatory Conversion Shares (collectively the “Conversion Shares”) upon conversion of the Series C Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.

(iv) Date of Conversion. In the case of the exercise of the conversion rights set forth in Section 5(a), the conversion privilege shall be deemed to have been exercised and the shares of Common Stock issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Corporation of the Notice of Conversion.  In the case of the mandatory conversion set forth in Section 5(b), the conversion privilege shall be deemed to have been exercised and the shares of Common Stock issuable upon such conversion shall be deemed to have been issued on the Mandatory Conversion Date.  The person or entity entitled to receive Common Stock issuable upon such conversion shall, on the date such conversion privilege is deemed to have been exercised and thereafter, be treated for all purposes as the record holder of such Common Stock and shall on the same date cease to be treated for any purpose as the record holder of such shares of Series C Preferred Stock so converted.

(v) Adjustments. Upon the conversion of any shares of Series C Preferred Stock no adjustment or payment shall be made with respect to such converted shares on account of any dividend on the Common Stock, except that the Holder of such converted shares shall be entitled to be paid any dividends declared on shares of Common Stock after conversion thereof.

(vi) Fractional Shares. The Corporation shall not be required, in connection with any conversion of Series C Preferred Stock, to issue a fraction of a share of its Series C Preferred Stock or Common Stock and may instead deliver a stock certificate representing the next whole number.

(e) Limitations of Conversion. Notwithstanding anything to the contrary contained herein, the number of Conversion Shares that may be acquired by the Holder upon conversion of the Series C Preferred Stock (or otherwise in respect hereof) shall be limited to the extent necessary to ensure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Holder's for purposes of Section 13(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), does not exceed 4.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  The Holder, upon not less than 61 days’ prior notice to the Corporation, may increase or decrease the beneficial ownership limitations provision of this Section, provided that the beneficial ownership limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Series C Preferred Stock held by the Holder and the provisions of this Section shall continue to apply.  Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Corporation. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of the shares of Series C Preferred Stock.

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(f) Stock Dividends and Splits. If the Corporation, shall at any time after the first date of issue of the Series C Preferred Stock (the “Original Issue Date”) and while any share of Series C Preferred Stock is outstanding: (i) pays a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion hereunder), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then in each case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event and the number of shares issuable upon conversion as described in this Section 6 shall be proportionately adjusted such that the aggregate Conversion Price hereunder shall remain unchanged.  Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(g) Subsequent Equity Sales.   Other than in connection with the Exempt Issuances (as defined below) and subject to the Floor Price, if at any time after the Original Issuance Date, the Corporation shall offer, issue or agree to issue (the “Lower Price Issuance”) any Common Stock or securities convertible into or exercisable for shares of Common Stock (or modify any of the foregoing which may be outstanding) to any person or entity at a price per share or conversion or exercise price per share which shall be less than the Conversion Price then in effect (“Per Share Price”), then the Corporation shall issue, for each such occasion, additional shares of Common Stock to each Holder respecting those Shares that remain outstanding and in the hands of such Holder  at the time of the Lower Price Issuance on a weighted average basis. For purposes of this Section 5(g), adjustments to the Conversion Price required by Section 5 hereof shall not result in the reduction of the Conversion Price to a price less than $0.50, as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction (the “Floor Price”). As used herein “Exempt Issuance” means the issuance of (a) Common Stock, warrants or options, in the aggregate, to employees, officers, consultants or directors of the Corporation pursuant to any stock, warrant or option plan or agreement duly adopted for such purpose on or before the Original Issue Date, by the Board of Directors of the Corporation or a majority of the members of a committee of directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding as of the Original Issue Date, provided that such securities have not been amended since the Original Issue Date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities; and (c) shares of Common Stock, or securities convertible or exercisable into shares of Common Stock, issued to the Corporation’s (or its successors) shareholders as a dividend or other distribution without payment of any consideration by such shareholders for such additional shares of Common Stock or  securities convertible or exercisable into shares of Common Stock (including the additional shares of Common Stock issuable upon conversion thereof), provided that in such circumstances the adjustment provision provided for in Section 2(a) above shall apply. When any adjustment is required to be made pursuant to this Section 5(g), the Corporation shall promptly mail to the Holder a certificate setting forth the Conversion Price after such adjustment.

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(h) Fundamental Transaction. If, at any time while a share of Series C Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of the Series C Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation on the conversion of the Series C Preferred Stock set forth above), the number of shares of Common Stock of the successor or acquiring Corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the shares of Series C Preferred Stock is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation on the exercise of the Series C Preferred Stock as described above).  For purposes of any such exercise, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Series C Preferred Stock following such Fundamental Transaction.  The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation in accordance with the provisions of this Section pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for the Series C Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designation which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of the Series C Preferred Stock (without regard to any limitations on the conversion of the Series C Preferred Stock described above) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of the Series C Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation with the same effect as if such Successor Entity had been named as the Corporation herein.

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(i) Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(j) Notice of Adjustments.  Whenever the number of shares to be issued upon conversion of the Series C Preferred Stock is required to be adjusted as provided in this Section 5, the Corporation shall forthwith compute the adjusted number of shares to be so issued and prepare a certificate setting forth such adjusted conversion amount and the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Corporation’s transfer agent for the Series C Preferred Stock and the Common Stock; and the Corporation shall promptly mail to each Holder of record of Series C Preferred Stock notice of such adjusted conversion price.

(k) Notice of Other Events.  In case at any time the Corporation shall propose:

(i) to pay any dividend or distribution payable in shares upon its Common Stock or make any distribution (other than cash dividends) to the Holders of its Common Stock; or

(ii) any capital reorganization or reclassification of its shares or the merger of the Corporation with another corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock); or

(iii) the voluntary dissolution, liquidation or winding-up of the Corporation;

then, and in any one or more of said cases, the Corporation shall cause at least fifteen (15) days prior notice of the date on which (A) the books of the Corporation shall close or a record be taken for such stock dividend, distribution, or subscription rights, or (B) such capital reorganization, reclassification, merger, dissolution, liquidation or winding-up shall take place, as the case may be, to be mailed to the Holders of record of the Series C Preferred Stock.

(l) Reservation of Shares.  The Corporation covenants and agrees that all shares of Common Stock that may be issued upon the conversion of the Series C Preferred Stock will, upon issuance, be validly issued and outstanding, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the issuance thereof.  The Corporation further covenants and agrees that the Corporation will at all times have authorized and reserved, free from preemptive rights, a sufficient number of shares of its Common Stock to provide for the conversion of the Series C Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to permit conversion of the Series C Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

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(m) Common Stock.  The term “Common Stock” as used in this Certificate of Designation shall mean the $.001 par value Common Stock of the Corporation as such stock is constituted at the date of issuance thereof or as it may from time to time be changed, or shares of stock of any class or other securities and/or property into which the shares of the Series C Preferred Stock shall at any time become convertible.

(n) Payment of Taxes.  The Corporation shall pay the amount of any and all issue taxes (but not income taxes) which may be imposed in respect of any issue or delivery of stock upon the conversion of any shares of Series C Preferred Stock, but all transfer taxes and income taxes that may be payable in respect of any change of ownership of Series C Preferred Stock or any rights represented thereby or of stock receivable upon conversion thereof shall be paid by the person or persons surrendering such stock for conversion.

(o) Refusal to Convert. In the event a Holder shall elect to convert any shares of Series C Preferred Stock as provided herein, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, or for any other reason unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of said shares of Series C Preferred Stock shall have been sought and obtained by the Corporation or at the Corporation’s request or with the Corporation’s assistance and the Corporation posts a surety bond for the benefit of such Holder equal to 120% of the Stated Value of Series C Preferred Stock sought to be converted, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder in the event it obtains judgment.

(p) Delivery of Certificates. If the Corporation fails to deliver to a holder such certificate or certificates after the Delivery Date, the Corporation shall pay to such holder, in cash, as liquidated damages and not as a penalty, for each share of Series C Preferred Stock being converted, $50 per trading day for each trading day after until such certificates are delivered. The term “trading day” shall mean any day which the exchange or system on which the Corporation’s shares of Common Stock are traded is open.

(o) Buy-In. If the Corporation fails to deliver to a holder the applicable certificate or certificates by the Delivery Date, and if after such Delivery Date such holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the holder’s brokerage firm purchases, shares of Common Stock to deliver in satisfaction of a sale by such holder of the Conversion Shares which such holder was entitled to receive upon the conversion relating to such Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such holder (in addition to any other remedies available to or elected by such holder) the amount by which (x) such holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such holder, either reissue (if surrendered) the shares of Series C Preferred Stock equal to the number of shares of Series C Preferred Stock submitted for conversion or deliver to such holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements. For example, if a holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series C Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such holder $1,000. The holder shall provide the Corporation written notice indicating the amounts payable to such holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

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6. Voting Rights.

(a) In addition to any voting rights required by law and the special voting rights provided in this Certificate of Designation, the holders of Series C Preferred Stock shall have the right to the number of votes equal to the number of Conversion Shares then issuable upon conversion of the Series C Preferred Stock held by such Holder in all matters as to which shareholders are required or permitted to vote, and with respect to such vote, such Holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision herein, to vote, together with the holders of Common Stock as a single class, with respect to any question upon which holders of Common Stock have the right to vote. Without limiting the generality of the foregoing the Corporation may take any of the actions by the affirmative vote of the holders of a majority of the Series C Preferred Stock and the Common Stock and other voting Common Stock Equivalents, voting together as one class, with each holder of Series C Preferred Stock having the number of votes set forth above.

(b) Notwitstanding anything else contained herein, each issued and outstanding share of Series C Preferred Stock shall be entitled to one vote if entitled to vote as a separate class and the holders of a majority of the Series C Preferred Stock entitled to vote shall bind the entire class of Series C Preferred Stock.  The Corporation shall give the holders of the Series C Preferred Stock at least 20 days’ prior notice of any matter to be submitted to the Series C Preferred Stockholders for a vote as a separate class.

(c) So long as fifty percent (50%) of the Stated Value as of the final closing (as defined in the Subscription Agreement by and between the Company and each Holder dated as of even date herewith) are outstanding, unless the holders of at least 60% in Stated Value of the then outstanding shares of Series C Preferred Stock shall have otherwise given prior written consent, the Corporation shall not, and shall not permit any of its subsidiaries (whether or not a subsidiary on the date of issuance) to, directly or indirectly:

(i) amend its certificate of incorporation, bylaws or other charter documents so as to materially and adversely affect any rights of any holder;

(ii) increase or decrease (other than by conversion) the authorized number of the Series C Preferred Stock; provided however that the Company may authorize and issue up to 1,666,667 additional shares of Series C Preferred Stock in the event the Maximum Offering Amount (as defined in the Subscription Agreement by and between the Company and each Holder dated as of even date herewith) is increased to $15,000,000;

(iii) amend the Certificate of Designation for the Series C Preferred Stock;

(iv) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock, common stock equivalents or Junior Securities;

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(v) whether or not prohibited by the terms of the Series C Preferred Stock, circumvent a right of the Series C Preferred Stock; or

(vi) enter into any agreement or understanding with respect to any of the foregoing.

7. Miscellaneous.

(a) Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, William Hernandez, President, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section.  Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of the Holders.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 7 prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 7 between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second business day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Lost or Mutilated Preferred Stock Certificate.  If a Holder’s Series C Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series C Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(c) Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated hereby (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding.  Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby.

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(d) Waiver.  Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders.  The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation.  Any waiver by the Corporation or a Holder must be in writing.

(e) Severability.  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(f) Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

The foregoing Articles of Amendment have been executed by the undersigned officer of The SpendSmart Payments Company, a Colorado corporation, this 11th day of February, 2014.

THE SPENDSMART PAYMENTS COMPANY

By: /s/ William Hernandez

William Hernandez, President

The SpendSmart Payments Company

2680 Berkshire Pkwy, Suite 130

Des Moines, Iowa 50325

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ANNEX A

NOTICE OF CONVERSION

(To Be Executed By the Registered Holder in Order to Convert Series C Preferred Stock of The SpendSmart Payments Company)

The undersigned hereby irrevocably elects to convert $______________ of the Stated Value of the above Series C Preferred Stock into shares of Common Stock of The SpendSmart Payments Company (the “Corporation”) according to the conditions hereof, as of the date written below.

Date of Conversion:

Applicable Conversion Price Per Share:

Number of Common Shares Issuable Upon This Conversion:

Select one:

☐	A Series C Convertible Preferred Stock certificate is being delivered herewith. The unconverted portion of such certificate should be reissued and delivered to the undersigned.

☐	A Series C Convertible Preferred Stock certificate is not being delivered to The SpendSmart Payments Company.

Signature:

Print Name:

Address:

Deliveries Pursuant to this Notice of Conversion Should Be Made to:

The SpendSmart Payments Company

2680 Berkshire Pkwy, Suite 130

Des Moines, Iowa 50325

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